Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements of German American Bancorp, Inc. on Forms S-3 and S-8 (333-35650, 333-131034 and 333-80605) of our reports dated February 27, 2007 with respect to the consolidated financial statements of German American Bancorp, Inc. and management's assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting, which reports appear in this Annual Report on Form 10-K of German American Bancorp, Inc. for the year ended December 31, 2006.

/s/ Crowe Chizek and Company LLC
Crowe Chizek and Company LLC

Louisville, Kentucky
March 8, 2007